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                                                                       Exhibit 8

                          WHITMAN BREED ABBOTT & MORGAN
                                 200 PARK AVENUE
                              NEW YORK, N.Y. 10166
                                  212-351-3000






                                                   September 30, 1996


                       BENEDEK COMMUNICATIONS CORPORATION
                              OFFER TO EXCHANGE ITS
         15.0% EXCHANGEABLE REDEEMABLE SENIOR PREFERRED STOCK DUE 2007,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
            AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING SHARES OF
          15.0% EXCHANGEABLE REDEEMABLE SENIOR PREFERRED STOCK DUE 2007


Benedek Communications Corporation
308 West State Street
Rockford, Illinois 61101

               Re: Certain Federal Income Tax Consequences Relating to Exchange of 15% Exchangeable Redeemable Senior Preferred Stock Due 2007
                      -------------------------------------------


Ladies and Gentlemen:

               You have requested our opinion that the exchange of Benedek Communications Corporation's 15% Exchangeable Redeemable Senior Preferred Stock due 2007, which have been registered under the Securities Act of 1933, as amended (the "Exchange Securities") for its 15% Exchangeable Redeemable Senior Preferred Stock (the "Existing Exchangeable Preferred Stock"), as described in the Form S-4 Registration Statement, dated as of August 13, 1996 (the "Exchange") will not be a taxable exchange for Federal income tax purposes. In rendering this opinion, we have reviewed the Registration Statement and such other information provided by the Company and instruments and documents as we believed to be relevant.

               In our opinion, the Exchange Securities received by a holder will be treated for Federal income tax purposes as a continuation of the Existing Exchangeable Preferred Stock in the hands of such holder. As a result, in our opinion there will be no Federal income tax consequences to holders exchanging Existing










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Benedeck Communications
Corporation                         -2-                       September 30, 1996

Exchangeable Preferred Stock for the Exchange Securities pursuant to the Exchange. Our opinion is based on laws, regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect) and reinterpretation, and there can be no assurance the Internal Revenue Service will take a similar view.

               It is understood that you intend to file this opinion as an exhibit to the Registration Statement and we hereby consent to this use and to the reference made to us in the Registration Statement.

                                                   Very truly yours,

                                               /s/ Whitman Breed Abbott & Morgan







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